Exhibit 99.1

Investor Contact	Media Contact
Matt Rohrmann	Joe Cohen
AXIS Capital Holdings Limited	AXIS Capital Holdings Limited
investorrelations@axiscapital.com	joseph.cohen@axiscapital.com
(212) 940-3339	(212) 715-3524

AXIS ANNOUNCES LEADERSHIP TRANSITION WITHIN INSURANCE SEGMENT

AXIS INSURANCE CEO PETER WILSON TO DEPART COMPANY AT END OF YEAR; VINCENT C. TIZZIO APPOINTED SENIOR ADVISOR – INSURANCE MARKET STRATEGY AND FUTURE CEO OF AXIS INSURANCE

PEMBROKE, Bermuda – January 5, 2022 – AXIS Capital Holdings Limited ("AXIS Capital") (NYSE:AXS), today announced a planned executive transition within the Insurance segment. Specifically:

•	Peter Wilson, currently CEO of the Insurance segment, will depart AXIS at the end of the year, timed to the completion of his contract.
•	Vincent C. Tizzio has joined the Company as Senior Advisor – Insurance Market Strategy, effective immediately. He is reporting to Albert Benchimol, President and CEO of AXIS, and is part of the Company’s Executive Committee.
•	Mr. Tizzio will become the CEO of AXIS Insurance on June 1, 2022.
•	Following the transition, Mr. Wilson will continue with the Company through December 31, 2022, on a consultative basis.

“I couldn’t be more proud of the work that AXIS Insurance has accomplished over the past eight years – we’ve made tremendous progress in strengthening the business. AXIS Insurance is set on a strong course for the future and I look forward to working with Vince in the coming months to ensure a smooth transition,” said Mr. Wilson.

“We’re grateful to Peter for his years of leadership at AXIS and for the achievements made under his watch, as well as for his support in guiding a smooth transition. Under Peter’s leadership, we have enhanced our Insurance portfolio, grown a positive culture grounded in client service and trust and set an exciting foundation for the future,” said Mr. Benchimol. “We’re coming off of a year where AXIS Insurance further elevated its performance and are confident the business is well-positioned to build on this momentum.”

AXIS Appoints Vincent C. Tizzio As Senior Advisor – Insurance Market Strategy

As Senior Advisor – Insurance Market Strategy, Mr. Tizzio will serve as a strategic counselor to Mr. Benchimol. He will not have direct reports or profit and loss responsibility for the Insurance segment until he transitions to the CEO of AXIS Insurance role on June 1.

Mr. Tizzio is a respected industry leader with a proven track record of success at both large global and mid-sized carriers. Mr. Tizzio most recently served as Executive Vice President and Head of Global Specialty at The Hartford and, prior to that, as President and CEO of U.S.-based Navigators Management Company.

“Vince is a highly accomplished leader with deep and varied expertise in specialty insurance. He has a proven track record of driving profitable business results and delivering value to his core stakeholders – and he is a people leader who builds strong organizational cultures. He will be a great asset to our company and to our customers,” said Mr. Benchimol.

“AXIS Insurance has a deeply respected brand and one that is known for expertise, integrity and client service. I couldn’t be more excited to be part of the organization,” said Mr. Tizzio. “In recent years, AXIS has made great progress in strengthening its Insurance business and I look forward to helping the segment further tap into its significant potential.”

In his role at The Hartford, Mr. Tizzio led a multi-billion dollar business focused on delivering a broad array of specialty products through wholesale and retail channels. Previously, he had served for seven years as President and CEO of Navigators Management Company, leading the organization until its acquisition by The Hartford in 2019. Prior to this, Mr. Tizzio worked at Zurich Financial Services and AIG, serving in progressive senior leadership roles within both companies.

About AXIS Capital

AXIS Capital, through its operating subsidiaries, is a global provider of specialty lines insurance and treaty reinsurance with shareholders' equity of $5.3 billion at September 30, 2021, and locations in Bermuda, the United States, Europe, Singapore and Canada. Its operating subsidiaries have been assigned a rating of "A+" ("Strong") by Standard & Poor's and "A" ("Excellent") by A.M. Best. For more information about AXIS Capital, visit our website at www.axiscapital.com.

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